EXHIBIT 99.1

CONTACT:	ICR, Inc.
Allison Malkin
203-682-8225

MOVADO GROUP, INC. ANNOUNCES THIRD QUARTER RESULTS

~ Net Sales of $182.7 million ~

~ Operating Income of $6.6 million and Adjusted Operating Income of $9.3 million ~

~ EPS of $0.22 and Adjusted EPS of $0.37 ~

~ Updates Fiscal Year 2025 Outlook ~

~ Board Approves New Share Repurchase Program and Declares Quarterly Dividend of $0.35 Per Share ~

Paramus, NJ – December 5, 2024 -- Movado Group, Inc. (NYSE: MOV) today announced third quarter and nine-month results for the periods ended October 31, 2024.

Efraim Grinberg, Chairman and Chief Executive Officer, stated, “We continued to advance our strategy in the third quarter, unveiling a captivating Movado brand-building marketing campaign in September, launching iconic product families across our brand portfolio, and delivering solid growth in our digital channel, all while maintaining a strong balance sheet. Our financial results were held back due to tighter inventory management by our retail partners in the U.S. and Europe and our planned increase in investment spend to support future growth. While we now expect net sales and operating income at the lower end of our previous guidance range, we have taken steps to align our expense base with expected sales, making the difficult decision to reduce headcount as part of a cost-savings initiative. This is expected to generate approximately $6.5 million in annualized savings.”

“As we look ahead, our highest priority is to meaningfully improve profitability. We are finalizing plans for fiscal 2026 that focus on efficient brand-building initiatives, key growth opportunities such as jewelry and emerging markets, and a more streamlined expense base,” Mr. Grinberg continued. “We continue to enjoy a strong financial position, concluding the quarter with $181.5 million in cash and no debt, positioning us well to execute our strategic plans moving forward. We are confident in our ability to deliver sustained profitable growth and increased value for our shareholders.”

Third Quarter Fiscal 2025 Highlights (See attached table for GAAP and Non-GAAP measures)

•	Net sales of $182.7 million versus $187.7 million in the third quarter of fiscal 2024;
•	Gross margin of 53.8% compared to 54.5% in the prior year period;
•	Operating income of $6.6 million, including $2.7 million of expense related to a cost-savings initiative, compared to $20.7 million in the prior year period;
•	Adjusted operating income of $9.3 million;
•	Diluted earnings per share of $0.22 compared to $0.77 in the prior year period;
•	Adjusted diluted earnings per share of $0.37; and
•	Ended the quarter with cash of $181.5 million and no debt.

Non-GAAP Items (See attached table for GAAP and Non-GAAP measures)

Third quarter fiscal 2025 results of operations included the following items:

•	a $2.7 million pre-tax charge, or $2.2 million after tax, representing $0.10 per diluted share, associated with the establishment of a provision associated with a corporate cost-savings initiative; and
•	a $1.1 million after-tax charge, representing $0.05 per diluted share, associated with the tax impact of repatriation of foreign earnings, primarily related to foreign currency gains.

In this press release, references to “adjusted” results exclude the impact of the above charges. Please refer to the attached GAAP and Non-GAAP measures table for a detailed reconciliation of the Company’s reported results to its adjusted, non-GAAP results.

Third Quarter Fiscal 2025 Results (See attached table for GAAP and Non-GAAP measures)

•	Net sales decreased 2.6% (a 3.5% decline on a constant-dollar basis) to $182.7 million compared to $187.7 million in the third quarter of fiscal 2024. The decrease in net sales reflected unfavorable sales mix and decreased volumes from the Company’s wholesale customers, mainly in the United States, partially offset by an increase in online retail in the United States and the positive impact of fluctuations in foreign exchange rates. U.S. net sales decreased 7.1% as compared to the third quarter of last year. International sales increased 0.4% as compared to the third quarter of last year.
•	Gross profit was $98.4 million, or 53.8% of net sales, compared to $102.3 million, or 54.5% of net sales, in the third quarter of fiscal 2024. The decrease in gross margin percentage was primarily the result of the unfavorable impact of sales mix, the decreased leveraging of higher fixed costs as a result of lower sales, and a negative impact of fluctuations in foreign exchange rates.
•	Operating expenses were $91.8 million compared to $81.6 million in the third quarter of fiscal 2024. Adjusted operating expenses for the third quarter of fiscal 2025, which excludes costs of $2.7 million related to the cost-savings initiative, were $89.1 million. The increase in operating expenses relative to the third quarter of fiscal 2024 was primarily due to higher marketing expenses and an increase in payroll-related expenses.
•	Operating income was $6.6 million compared to $20.7 million in the third quarter of fiscal 2024.

Adjusted operating income, which excludes costs of $2.7 million related to the cost-savings initiative, was $9.3 million for the third quarter of fiscal 2025.

•	The Company recorded a tax provision of $2.5 million, or an effective tax rate of 31.5%, as compared to a tax provision of $4.5 million, or an effective tax rate of 20.4%, in the third quarter of fiscal 2024. The adjusted tax provision was $2.0 million in the third quarter of fiscal 2025, which excludes the impact of the cost-savings initiative as well as the tax impact of the repatriation of foreign earnings, primarily related to foreign currency gains. The adjusted tax rate in the third quarter of fiscal 2025 was 18.4%.
•	Net income was $5.1 million, or $0.22 per diluted share, compared to net income of $17.4 million, or $0.77 per diluted share, in the third quarter of fiscal 2024. Adjusted net income for the fiscal 2025 period was $8.3 million, or $0.37 per diluted share, which excludes the third quarter items listed above in the Non-GAAP Items section after the associated tax effects.

Nine Months Fiscal 2025 Results (See attached table for GAAP and Non-GAAP measures)

•	Net sales for the first nine months of fiscal 2025 decreased 2.9% to $478.7 million (a 3.2% decrease on a constant dollar basis) compared to $493.0 million in the first nine months of fiscal 2024. The decrease in net sales reflected unfavorable sales mix and decreased volumes from the Company’s wholesale customers, mainly in the United States, partially offset by an increase in online retail in the United States and the positive impact of fluctuations in foreign exchange rates. U.S. net sales decreased 4.5% as compared to the first nine months of last year. International net sales decreased 1.7% as compared to the first nine months of last year.
•	Gross profit was $260.3 million, or 54.4% of net sales, compared to $273.6 million, or 55.5% of net sales in the first nine months of fiscal 2024. The decrease in gross margin percentage was primarily the result of the unfavorable impact of sales mix, the decreased leveraging of higher fixed costs as a result of lower sales, and a negative impact of fluctuations in foreign exchange rates.
•	Operating expenses were $247.4 million, as compared to $232.4 million in the first nine months of fiscal 2024. Adjusted operating expenses for the first nine months of fiscal 2025, which excludes the costs of $2.7 million related to the cost-savings initiative, were $244.6 million. This increase in operating expenses was primarily due to higher marketing expenses and an increase in payroll-related expenses.
•	Operating income was $12.9 million compared to operating income of $41.2 million in the first nine months of fiscal 2024. Adjusted operating income, which excludes costs of $2.7 million related to the cost-savings initiative, was $15.6 million for the first nine months of fiscal 2025.
•	The Company recorded a tax provision of $5.7 million, or an effective tax rate of 31.7%, as compared to a provision of $9.9 million, or an effective tax rate of 22.0%, in the first nine months of fiscal 2024. The adjusted tax provision was $5.2 million in the first nine months of fiscal 2025, which excludes the impact of the cost-savings initiative as well as the tax impact of the repatriation of foreign earnings, primarily related to foreign currency gains. The adjusted tax rate for the first nine months of fiscal 2025 was 25.0%.
•	Net income was $11.7 million, or $0.52 per diluted share, compared to net income of $34.6 million, or $1.53 per diluted share, in the first nine months of last year. Adjusted net income for the fiscal 2025 period was $14.9 million, or $0.66 per diluted share, which excludes the items listed above in the Non-GAAP Items section after the associated tax effects.

Fiscal 2025 Outlook

The Company is revising its previously provided outlook to reflect third-quarter results and the expected continuation of a challenging environment, including the impact of retailers continuing to tightly manage inventories in both the U.S. and Europe.

For Fiscal Year 2025, the Company currently expects:

•	Net sales of approximately $665.0 million, the low end of its previous expectation of a range of approximately $665.0 million to $675.0 million;
•	Gross profit of approximately 54% of net sales;
•	Operating income near $23.0 million, representing the low end of its previous expectation of $23.0 million to $26.0 million; this revised outlook contemplates approximately $18 million of incremental investments in brand-building initiatives as compared to last year;
•	An effective tax rate of approximately 25%; and
•	Earnings of $0.90 per diluted share, the low end of its previous expectation of $0.90 to $1.00 per diluted share.

The Company noted that its fiscal 2025 outlook excludes $2.7 million of costs, $2.2 million after-tax, related to its cost-savings initiative. This outlook does not contemplate further deterioration due to the impact of economic uncertainty and assumes no further significant fluctuations from prevailing foreign currency exchange rates.

As the Company prepares its plan for fiscal 2026, it is focused on delivering a meaningful improvement in profitability versus its expected outlook for fiscal 2025. This expectation includes the $6.5 million in annualized savings from its cost savings initiative as well as additional activities to garner efficiencies across its enterprise. The Company expects to share additional information about its fiscal 2026 guidance when it reports fourth quarter fiscal 2025 results.

Quarterly Dividend and Share Repurchase Program

The Company also announced today that on December 5, 2024, the Board of Directors approved the payment on December 30, 2024, of a cash dividend in the amount of $0.35 for each share of the Company’s outstanding common stock and class A common stock held by shareholders of record as of the close of business on December 16, 2024.

During the first nine months of fiscal 2025, the Company repurchased approximately 120,000 shares under its November 23, 2021, share repurchase program. As of October 31, 2024, the Company had $15.2 million remaining available under the share repurchase program which expired on November 23, 2024.

On December 5, 2024, the Company’s Board of Directors approved a new share buyback program under which the Company may purchase up to $50 million of its outstanding common shares. The authorization expires on December 5, 2027, subject to extension or earlier termination by the Board of Directors. The Company may purchase shares of its common stock, from time to time, in open-market and/or privately negotiated transactions in accordance with applicable securities laws and regulations, including Rule 10b-18 of the Securities Exchange Act of 1934, and repurchases may be executed pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934. The authorization may be suspended or discontinued at any time without notice.

Conference Call

The Company’s management will host a conference call and audio webcast to discuss its results today, December 5, 2024, at 9:00 a.m. Eastern Time. The conference call may be accessed by dialing (877) 407-0784. Additionally, a live webcast of the call can be accessed at www.movadogroup.com. The webcast will be archived on the Company’s website approximately one hour after the conclusion of the call. Additionally, a telephonic replay of the call will be available from 1:00 p.m. ET on December 5, 2024, until 11:59 p.m. ET on December 19, 2024, and can be accessed by dialing (844) 512-2921 and entering replay pin number 13750219.

Movado Group, Inc. designs, sources, and globally distributes and sells MOVADO®, MVMT®, OLIVIA BURTON®, EBEL®, CONCORD®, CALVIN KLEIN®, COACH®, TOMMY HILFIGER®, HUGO BOSS®, and LACOSTE® watches and, to a lesser extent, jewelry and other accessories, and operates Movado Company Stores in the United States and Canada.

In this release, the Company presents certain financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). Specifically, the Company is presenting adjusted operating expenses, adjusted operating income, adjusted pre-tax income, adjusted tax provision and adjusted net income, which are operating expenses, operating income, pre-tax income, tax provision and net income, respectively, under GAAP, adjusted to eliminate the establishment of a provision associated with a cost-savings initiative and the impact of the repatriation of foreign earnings. The Company believes these adjusted measures are useful because they give investors information about the Company’s financial performance without the effect of certain items that the Company believes are not characteristic of its usual operations. Additionally, the Company is presenting constant currency information to provide a framework to assess how its business performed excluding the effects of foreign currency exchange rate fluctuations in the current period. Comparisons of financial results on a constant dollar basis are calculated by translating each foreign currency at the same U.S. dollar exchange rate as in effect for the prior-year period for both periods being compared. The Company believes this information is useful to investors to facilitate comparisons of operating results. These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release. The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measures, and the methods of their calculation may differ substantially from similarly titled measures used by other companies.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and variations of such words and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to general economic and business conditions which may impact disposable income of consumers in the United States and the other significant markets (including Europe) where the Company’s products are sold, uncertainty regarding such economic and business conditions, including inflation, elevated interest rates, increased commodity prices and tightness in the labor market, trends in consumer debt levels and bad debt write-offs, general uncertainty related to geopolitical concerns, the impact of international hostilities, including the Russian invasion of Ukraine and war in the Middle East, on global markets, economies and consumer spending, on energy and shipping costs, and on the Company’s supply chain and suppliers, supply disruptions, delivery delays and increased shipping costs, defaults on or downgrades of sovereign debt and the impact of any of those events on consumer spending, evolving stakeholder expectations and emerging complex laws on environmental, social, and governance matters, changes in consumer preferences and popularity of particular designs, new product development and introduction, decrease in mall traffic and increase in e-commerce, the ability of the Company to successfully implement its business strategies, competitive products and pricing, including price increases to offset increased costs, the impact of “smart” watches and other wearable tech products on the traditional watch market, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier’s inability to fulfill the Company’s orders, the loss of or curtailed sales to significant customers, the Company’s dependence on key employees and officers, the ability to successfully integrate the operations of acquired businesses without disruption to other business activities, the possible impairment of acquired intangible assets, risks associated with the Company’s minority investments in early-stage growth companies and venture capital funds that invest in such companies, the continuation of the Company’s major warehouse and distribution centers, the continuation of licensing arrangements with third parties, losses possible from pending or future litigation and administrative proceedings, the ability to secure and protect trademarks, patents and other intellectual property rights, the ability to lease new stores on suitable terms in desired markets and to complete construction on a timely basis, the ability of the Company to successfully manage its expenses on a continuing basis, information systems failure or breaches of network security, complex and quickly-evolving regulations regarding privacy and data protection, the continued availability to the Company of financing and credit on favorable terms, business disruptions, and general risks associated with doing business internationally, including, without limitation, import duties, tariffs (including retaliatory tariffs), quotas, political and economic stability, changes to existing laws or regulations, and impacts of currency exchange rate fluctuations and the success of hedging strategies related thereto, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The Company assumes no duty to update its forward-looking statements and this release shall not be construed to indicate the assumption by the Company of any duty to update its outlook in the future.

(Tables to follow)

MOVADO GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,

	2024	2023	2024	2023

Net sales	$182,727	$187,686	$478,709	$492,981

Cost of sales	84,331	85,358	218,435	219,364

Gross profit	98,396	102,328	260,274	273,617

Total operating expenses	91,846	81,636	247,383	232,378

Operating income	6,550	20,692	12,891	41,239

Non-operating income/(expense):
Other income, net	1,522	1,632	5,571	4,194
Interest expense	(144)	(135)	(372)	(361)

Income before income taxes	7,928	22,189	18,090	45,072

Provision for income taxes	2,495	4,519	5,733	9,938

Net income	5,433	17,670	12,357	35,134

Less: Net income attributable to noncontrolling interests	383	281	695	568

Net income attributable to Movado Group, Inc.	$5,050	$17,389	$11,662	$34,566

Diluted Income Per Share Information
Net income per share attributable to Movado Group, Inc.	$0.22	$0.77	$0.52	$1.53

Weighted diluted average shares outstanding	22,559	22,677	22,627	22,641

MOVADO GROUP, INC.

GAAP AND NON-GAAP MEASURES

(In thousands, except for percentage data)

(Unaudited)

	Three Months Ended
	October 31,		% Change

	2024	2023

Total net sales, as reported	$182,727	$187,686	-2.6%

Total net sales, constant dollar basis	$181,044	$187,686	-3.5%

	Nine Months Ended
	October 31,		% Change

	2024	2023

Total net sales, as reported	$478,709	$492,981	-2.9%

Total net sales, constant dollar basis	$477,006	$492,981	-3.2%

MOVADO GROUP, INC.

GAAP AND NON-GAAP MEASURES

(In thousands, except per share data)

(Unaudited)

	Net Sales	Gross Profit	Total Operating Expenses	Operating Income	Pre-tax Income	Provision/(benefit) for Income Taxes	Net Income Attributable to Movado Group, Inc.	Diluted EPS
Three Months Ended October 31, 2024
As Reported (GAAP)	$182,727	$98,396	$91,846	$6,550	$7,928	$2,495	$5,050	$0.22
Cost-Savings Initiative (1)	—	—	(2,735)	2,735	2,735	561	2,174	0.10
Repatriation of Foreign Earnings (2)	—	—	—	—	—	(1,091)	1,091	0.05
Adjusted Results (Non-GAAP)	$182,727	$98,396	$89,111	$9,285	$10,663	$1,965	$8,315	$0.37

Three Months Ended October 31, 2023
As Reported (GAAP)	$187,686	$102,328	$81,636	$20,692	$22,189	$4,519	$17,389	$0.77

	Net Sales	Gross Profit	Total Operating Expenses	Operating Income	Pre-tax Income	Provision/(benefit) for Income Taxes	Net Income Attributable to Movado Group, Inc.	Diluted EPS
Nine Months Ended October 31, 2024
As Reported (GAAP)	$478,709	$260,274	$247,383	$12,891	$18,090	$5,733	$11,662	$0.52
Cost-Savings Initiative (1)	—	—	(2,735)	2,735	2,735	561	2,174	0.09
Repatriation of Foreign Earnings (2)	—	—	—	—	—	(1,091)	1,091	0.05
Adjusted Results (Non-GAAP)	$478,709	$260,274	$244,648	$15,626	$20,825	$5,203	$14,927	$0.66

Nine Months Ended October 31, 2023
As Reported (GAAP)	$492,981	$273,617	$232,378	$41,239	$45,072	$9,938	$34,566	$1.53

(1)    Related to the establishment of a provision associated with a corporate cost-savings initiative.

(2)    Tax impact of repatriation of foreign earnings, primarily related to foreign currency gains.

MOVADO GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	October 31,	January 31,	October 31,
	2024	2024	2023
ASSETS

Cash and cash equivalents	$181,548	$262,059	$200,965
Trade receivables, net	139,163	104,472	135,523
Inventories	168,929	148,031	171,966
Other current assets	22,625	17,962	18,856
Income taxes receivable	7,922	11,354	11,135
Total current assets	520,187	543,878	538,445

Property, plant and equipment, net	20,480	19,436	19,458
Operating lease right-of-use assets	88,892	82,661	84,212
Deferred and non-current income taxes	43,767	43,016	44,814
Other intangibles, net	6,192	7,493	7,688
Other non-current assets	86,358	72,598	68,780
Total assets	$765,876	$769,082	$763,397

LIABILITIES AND EQUITY

Accounts payable	$29,429	$32,775	$22,998
Accrued liabilities	51,245	38,695	57,165
Accrued payroll and benefits	12,541	7,591	10,317
Current operating lease liabilities	18,851	15,696	15,885
Income taxes payable	9,760	18,318	20,024
Total current liabilities	121,826	113,075	126,389

Deferred and non-current income taxes payable	1,188	8,234	7,966
Non-current operating lease liabilities	79,410	76,396	76,929
Other non-current liabilities	57,028	52,420	49,195

Shareholders' equity	503,583	516,798	500,439

Noncontrolling interest	2,841	2,159	2,479
Total equity	506,424	518,957	502,918

Total liabilities and equity	$765,876	$769,082	$763,397

MOVADO GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended
	October 31
	2024	2023
Cash flows from operating activities:
Net income	$12,357	$35,134
Depreciation and amortization	6,960	7,278
Other non-cash adjustments	7,860	8,258
Changes in working capital	(64,620)	(43,865)
Changes in non-current assets and liabilities	(3,184)	563
Net cash (used in)/provided by operating activities	(40,627)	7,368

Cash flows from investing activities:
Capital expenditures	(6,368)	(6,627)
Long-term investments	(5,467)	(2,040)
Trademarks and other intangibles	(86)	(113)
Net cash used in investing activities	(11,921)	(8,780)

Cash flows from financing activities:
Dividends paid	(23,319)	(45,399)
Stock repurchases	(2,628)	(2,349)
Distribution of noncontrolling interest earnings	—	(780)
Stock awards and options exercised and other changes	(1,101)	(73)
Net cash used in financing activities	(27,048)	(48,601)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(917)	(377)
Net change in cash, cash equivalents, and restricted cash	(80,513)	(50,390)
Cash, cash equivalents, and restricted cash at beginning of period	262,814	252,179
Cash, cash equivalents, and restricted cash at end of period	$182,301	$201,789

Reconciliation of cash, cash equivalents, and restricted cash:
Cash and cash equivalents	$181,548	$200,965
Restricted cash included in other non-current assets	753	824
Cash, cash equivalents, and restricted cash	$182,301	$201,789